EXHIBIT 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

N E W S R E L E A S E June 30, 2006	For additional information: Terry Peterson Chief Financial Officer, Vice President, Controller and Chief Accounting Officer (651) 787-1068

DELUXE TO TAKE IMPAIRMENT CHARGE IN SECOND QUARTER;
2006 OUTLOOK REVISED

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) will record a pre-tax impairment charge of approximately $45 million, or $0.56 per diluted share, in the second quarter of 2006 related to the abandonment of a software project.

The Company was investing in a project to replace major portions of its existing order capture, billing and pricing systems within the Financial Services (FS) segment and a portion of the Small Business Services (SBS) segment. Business complexities have led to cost overruns and project delays. The Company is developing a plan to simplify its business model and has determined that the current software project will not meet future business requirements and customer needs in a cost-effective manner.

“Our decision to cancel this project was an extremely difficult one to make,” said Lee Schram, CEO of Deluxe Corporation. “It is clear that in order to continue meeting the needs of our customers, we must simplify our business processes before we make further large scale investments in automation. We also need to free up resources so that we can pursue other important initiatives that will help us meet our financial goals more quickly.”

The Company also announced that it is lowering its earnings outlook for 2006. Earnings for the year are now expected to be in the range of $1.37 to $1.47 per diluted share. With the impairment charge, the Company expects to report a second quarter loss ranging from $(0.09) to $(0.11) per diluted share. The earnings shortfall, excluding the impairment charge, is expected to have a corresponding impact on operating cash flows for the year.

The Company’s updated outlook reflects the impairment charge, performance shortfalls in each segment, as well as initiatives to improve its cost structure. “We are extremely disappointed in how the second quarter is coming in,” said Schram. Going forward, the Company said SBS is focusing on refining its business model, improving how it goes to market and rationalizing the level and pace of investment. FS is focusing on simplifying its core business model and reducing its cost structure while investing in new products and services. In the Direct Checks segment, the Company plans to modestly increase its marketing investment. Lastly, the Company said it is focusing greater efforts on cost management and pursuing aggressive reductions in its shared services cost structure, some of which are expected to take hold later this year.

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“Even with these challenges, we are excited about the opportunities ahead of us. We have market leading brands and a great group of people focused on and committed to succeeding. At this point, it is all about improving the core business, proving the SBS strategy, and executing and delivering against our commitments,” said Schram.

On July 27, 2006, the Company intends to release its financial results for the quarter ended June 30, 2006 and will provide additional commentary about its full year outlook and performance improvement plans at that time. In addition, the Company will hold an open-access teleconference call to review the quarter’s results and outlook. The dial-in number for the teleconference call will be announced shortly before the release of the Company’s second quarter financial results.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business: continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on our revenues and gross margins; risks that our Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are not successful or are delayed; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services; risks and costs associated with the Company’s growth initiatives; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2005.

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